PRESS RELEASE	Exhibit 99.1

Contact:	Mark E. Hood
Senior Vice President, Chief Financial Officer
Phone:	(314) 633-7255
Panera Bread Reports Agreement
to Acquire 23 Bakery-Cafes from Franchisee in Indiana
St. Louis, MO, September 22, 2005 — Panera Bread Company (Nasdaq: PNRA) announced today that it has reached an agreement to purchase 21 franchise bakery-cafes (plus two more which are under construction) and the area development rights for certain markets in Indiana from its area developer, Knead Bread. Panera Bread Company expects to pay approximately $27.5 million in cash and assume certain liabilities, including those associated with bakery-cafe construction. The transaction is subject to customary closing conditions. Panera Bread Company expects to close the transaction on or about November 1, 2005. Given deal and transition costs, the company expects the transaction to be earnings neutral for fiscal 2005 and for the first half of 2006. The company currently estimates that it will be modestly accretive in the second half of 2006.
Panera Bread Company owns and franchises bakery-cafes under the Panera Bread® and Saint Louis Bread Co.® names. The Company is a leader in the emerging specialty bread/cafe category due to its unique bread combined with a quick, casual dining experience. Additional information is available on the Company’s website, www.panera.com.
Matters discussed in this press release, including any discussion or impact, express or implied, on the Company’s anticipated growth, operating results and future earnings per share contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “may”, “believe”, “positioned”, “estimate”, “project”, “target”, “continue”, “will”, “intend”, “expect”, “future”, “anticipates”, and similar expressions. All forward-looking statements included in this release are made only as of the date of this release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that occur or which we hereafter become aware, after that date. The Company’s actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include but are not limited to the following: failure to satisfy the conditions required to close the transaction; the ability to realize anticipated operating margins, the availability of sufficient capital to the Company and the developers party to franchise development agreements with the Company; variations in the number and timing of bakery-cafe openings; public acceptance of new bakery-cafes; competition; national and regional weather conditions; changes in restaurant operating costs, particularly food and labor; and other factors that may affect retailers in general. These and other risks are discussed from time to time in the Company’s SEC reports, including its Form 10-K for the year ended December 25, 2004.